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                                                                    EXHIBIT 99.1

                      FOR IMMEDIATE RELEASE MARCH 5, 2002

                           GENERAL CREDIT CORPORATION
                              AMENDS WARRANT TERMS

         General Credit Corporation (OTC BB: GNIZ) announced today that it has amended the terms of its publicly held warrants. The Company currently has outstanding publicly held warrants to purchase 5,397,000 shares of Common Stock resulting from a public offering completed in April 1997 (the "Warrants"). The Warrants are tradable on OTCBB under the symbol "GNIZW." The amended terms of the Warrants are:

1. EXPIRATION DATE OF WARRANTS. Warrants may be exercised through 4:00 p.m. EST on April 30, 2003, subject to earlier termination if the Warrants are redeemed.

2. EXERCISE PRICE OF WARRANTS. Each Warrant shall entitle the holder to purchase one share of General Credit Common Stock for $1.50 per share.

3. REDEMPTION OF WARRANTS. The Warrants are subject to redemption by the Company, at the Company's option, prior to their expiration at $.25 per Warrant, upon 30 days prior written notice if the closing "bid" price of the Company's Common Stock for 30 consecutive trading days ending within 10 days of the notice of redemption averages at least $3.00 per share.

         The Warrants had previously been exercisable through April 30, 2002 at $3.375 per share and redeemable by the Company prior to their expiration at $.25 per Warrant upon 30 days prior written notice if the closing "bid" price of the Company's Common Stock for 30 Consecutive trading days averaged in excess of $6.00 per share.

         In addition to the amendment to the terms of the publicly held Warrants, the Company made corresponding amendments to other outstanding warrants, the exercise price of which exceed those of the publicly held Warrants.

         FOR FURTHER INFORMATION, PLEASE CONTACT IRWIN ZELLERMAIER, CHIEF EXECUTIVE OFFICER OF GENERAL CREDIT CORPORATION AT (212) 697-4441.